Exhibit 99.1

NEWS RELEASE                                          Dorchester Minerals, L.P.

Release Date: October 14, 2004                     3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact:  Casey McManemin                               Telephone (214) 559-0300
Facsimile (214) 559-0301

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       DORCHESTER MINERALS, L.P. ANNOUNCES ITS THIRD QUARTER DISTRIBUTION

     DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership's third quarter 2004 cash distribution. The distribution of $.476196 per common unit represents activity for the three month period ending September 30, 2004 and is payable on November 4, 2004 to common unit holders of record as of October 25, 2004.

     Cash receipts attributable to the Partnership's Net Profits Interests during the third quarter totaled $6,240,000. These receipts generally reflect oil and gas sales from the properties underlying the Net Profits Interests during May, June and July 2004. The weighted average oil and gas prices received for such sales were approximately $34.85/bbl and $5.96/mcf, respectively. Approximately $492,000 of gross capital expenditures, primarily attributable to lease acquisition, drilling and completion activity, was paid by the owner of the working interests in the properties underlying the Net Profits Interests during June, July and August 2004. Cash receipts attributable to the Partnership's Royalty Properties during the third quarter totaled $7,646,000 including cash from the recent acquisition. These receipts generally reflect oil sales during June, July and August 2004 and gas sales during May, June and July 2004. The weighted average oil and gas prices received for such sales were approximately $38.18/bbl and $5.74/mcf, respectively.

     The Partnership received approximately $931,000 from lease bonus and other sources during the third quarter and identified 60 new wells completed on the Partnerships Net Profits Interests and Royalty Properties located in 26 counties and parishes in six states.

     The Partnership previously announced its acquisition of producing and nonproducing mineral and royalty properties located in 104 counties and parishes in six states in exchange for the issuance of 1.2 million common units of limited partnership interest. The transaction is structured as a merger, and is consistent with the Partnership's stated objective of acquiring mineral and royalty interests in non-taxable exchanges. The third quarter 2004 cash distribution includes cash receipts during the third quarter and reflects the units issued to the seller at closing, resulting in a total of 28,240,471 total units outstanding as of September 30, 2004.

     The Partnership is pleased to announce the appointment of Bradley J. Ehrman as Engineering Manager. Mr. Ehrman graduated with Distinction with a Bachelor of Petroleum Engineering from the University of Alberta, and received his MBA from the Jones Graduate School of Management at Rice University. Mr. Ehrman was previously employed by PanCanadian Energy and Schlumberger Limited at various locations in Texas and Canada.

     The Partnership is also pleased to announce the consolidation and relocation of its offices and those of its General Partner and affiliates (including Dorchester Minerals Operating LP) effective immediately to 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219-4541. Telephone numbers and other contact information are set forth above.

     Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

     Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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